Exhibit 99.1

PRESS RELEASE

TODAY’S DATE:

April 15, 2005

RELEASE DATE:

Immediate

(Nasdaq: PNTE)

POINTE FINANCIAL CORPORATION REPORTS

RESULTS FOR FIRST QUARTER OF 2005

BOCA RATON, FLORIDA - April 15, 2005 - Pointe Financial Corporation reported consolidated net earnings for the first quarter ended March 31, 2005, of $1.025 million, or earnings per share of $.45 basic and $.43 diluted, compared to net earnings of $863,000, or $.38 basic and $.37 diluted earnings per share for the comparable period in 2004. The increase in the Company’s first quarter net earnings in 2005 is primarily attributed to the increase in net interest income. In addition, the first quarter of 2004 profits were enhanced by a $221,000 tax-effected gain recognized from the sale of a closed branch office. Average interest-earning assets during the quarter increased to $399.0 million, from $328.5 million for the same period in 2004. The average balance of interest-bearing liabilities also increased to $284.3 million from $242.5 million for the same period last year. Net interest income for the period ended at $4.395 million as compared to the $3.676 million for the same period in 2004, an increase of $719,000 or 19.6%. The Company’s net interest margin remains strong at 4.41% compared with 4.48% for the comparable period in 2004.

Pointe Financial's total consolidated assets at March 31, 2005 were $428.7 million, as compared to $413.2 million at December 31, 2004, an increase of $15.5 million, or 3.8%. The Company’s total loans outstanding increased to $301.5 million, an increase of $6.1 million, or 6.1%, from $284.1 million at December 31, 2004. The Company’s investments in securities ended the quarter at $99.2 million, as compared to $103.6 million at December 31, 2004, a decrease of $4.3 million or 4.3%. The Company’s total deposits ended the quarter at $314.6 million as compared to $311.0 million reported at December 31, 2004, an increase of $3.6 million, or 1.2%. The majority of the increase in deposits continues to be in the lower-costing interest-bearing transaction accounts, which increased by more than $5.6 million or 2.4% from December 31, 2004. The Company’s stockholders equity at March 31, 2005 was $37.8 million, equating to a book value of $16.46 per share.

Pointe Financial Corporation’s subsidiary, Pointe Bank, operates ten full service commercial banking offices located in Palm Beach, Broward, and Miami-Dade Counties.

This document contains certain forward-looking statements relating to present or future trends or factors affecting the banking industry and specifically the operations, markets and products of the Company. Actual results could differ materially from those projected and may be affected by changing events and trends that have influenced the Company's assumptions, but that are beyond the control of the Company. These trends and events include changes in the interest rate environment, expected cost savings, anticipated growth in the Company's newly established or augmented sources of noninterest income, changes in the domestic and foreign business environments and securities markets and changes in the regulatory authorities and polices affecting the Company. Additional information on other factors that could affect the financial results of the Company is included in the Company's filings with the Securities and Exchange Commission.

For further information contact: R. Carl Palmer, Jr., Chairman, President and Chief Executive Officer, or Bradley R. Meredith, Chief Financial Officer, of Pointe Financial Corporation, phone: (561) 368-6300.

POINTE FINANCIAL CORPORATION
RESULTS FOR 1ST QUARTER 2005

SELECTED FINANCIAL DATA
(DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	MAR 31 2005	DEC 31 2004	MAR 31 2004	% CHANGE MAR 31 2005-2004	% CHANGE DEC 31/2004 MAR 31/2005
	(unaudited	(audited)	(unaudited
STATEMENT OF CONDITION – SUMMARY
TOTAL ASSETS	428,715	413,212	373,890	14.7%	3.8%
LOANS, NET OF ALLOWANCE	301,462	284,064	257,089	17.3%	6.1%
ALLOWANCE FOR LOAN LOSSES	3,344	3,350	3,550	-5.8%	-0.2%
OTHER INTEREST BEARING ASSETS	16	14	27,066	-99.9%	14.3%
SECURITIES	99,162	103,622	68,532	44.7%	-4.3%
DEPOSITS	314,603	311,038	286,766	9.7%	1.2%
TIME DEPOSITS	74,491	76,501	77,298	-3.6%	-2.6%
OTHER BORROWINGS	72,747	61,556	46,971	54.9%	18.2%
STOCKHOLDERS' EQUITY	37,772	37,441	36,006	4.9%	0.9%
BOOK VALUE PER SHARE	$16.46	$16.37	$15.93	3.3%	0.5%
TANGIBLE BOOK VALUE PER SHARE	$15.29	$15.18	$14.64	4.4%	0.7%
AVERAGE BALANCES
Loans	292,358	268,984	256,176
Securities	101,162	81,373	67,794
Other Earning Assets	5,025	11,774	4,577
Total Assets	422,157	383,204	348,878
Demand Deposits	95,809	80,924	66,569
Savings and NOW Deposits	40,663	35,036	33,716
Money Market Deposits	97,498	92,333	84,408
Time Deposits	78,909	78,423	73,942
Other Borrowings	67,183	55,872	50,393
Non-interest bearing Liabilities	4,426	4,600	4,498
StockHolders' Equity	37,668	36,015	35,352

	THREE MONTHS ENDED
	MAR 31 2005	MAR 31 2004	% CHANGE 05 TO 04
EARNINGS SUMMARY
NET INTEREST INCOME	4,395	3,676	19.6%
PROVISION FOR LOAN LOSS	—	100	-100.0%
NON INTEREST INCOME	728	1,005	-27.6%
NON INTEREST EXPENSE	3,617	3,330	8.6%
EXTRAORDINARY ITEM	—	0	0.0%
NET INCOME	1,025	863	18.8%
AVERAGE SHARES OUTSTANDING	2,291,402	2,258,786	1.4%
AVERAGE DILUTED SHARES OUTSTANDING	2,408,692	2,359,725	2.1%
BASIC EARNINGS PER SHARE	$0.45	0.38	18.4%
DILUTED EARNINGS PER SHARE	$0.43	0.37	16.2%

	THREE MONTHS ENDED MAR 31
	2005	2004
SELECTED RATIO’S
NET INCOME TO:
AVERAGE ASSETS	0.97%	0.99%
AVERAGE EQUITY	10.88%	9.76%
NET INTEREST INCOME TO AVERAGE INTEREST EARNING ASSETS	4.41%	4.48%
INTEREST RATE SPREAD	3.89%	4.07%
NON INTEREST INCOME TO AVERAGE ASSETS	0.69%	1.15%
NON INTEREST EXPENSE TO AVERAGE ASSETS	3.43%	3.82%
RATIO OF AVERAGE INTEREST-EARNING ASSETS TO
AVERAGE INTEREST-BEARING LIABILITIES	1.40	1.36
NONPERFORMING LOANS AND REO TO TOTAL ASSETS AT END OF PERIOD	0.02%	0.22%
RESERVES AS A PERCENTAGE OF NONPERFORMING LOANS AND REO	3447.42%	425.66%
LOAN LOSS RESERVE RATIO	1.10%	1.36%
TIER I CAPITAL TO TOTAL ASSETS - LEVERAGE RATIO	8.06% %	8.62%